Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 3, 2026 with respect to the financial statements of Nilsine Partners NP1X Fund for the period from October 3, 2025 (date of organization) through March 5, 2026, which are contained in the Private Placement Memorandum contained in this Registration Statement. We consent to the use of the aforementioned report in the Private Placement Memorandum contained in this Registration Statement, and to the use of our name as it appears under the captions “Independent Accountants” and “Independent Registered Public Accounting Firm."
/s/ GRANT THORNTON LLP
Boston, Massachusetts
June 3, 2026